UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 1, 2010

INTEGRAL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	0-28353	98-0163519
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

805 West Orchard Dr. Suite 7
Bellingham, Washington 98225
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (360) 752-1982

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On October 1, 2010, Integral Technologies, Inc., a Nevada corporation (“Integral”) entered into an engagement agreement (the “Engagement Agreement”) with MBD Capital Group (“MBD”), member FINRA/SIPC pursuant to which Integral engaged MBD to assist Integral in capital raising efforts.

The Engagement Agreement calls for MBD to act as  Integral’s exclusive, sole placement agent in connection with the potential sale of its debt, equity or equity-linked securities (“Securities”) to one or more financial investors, strategic investors accredited investors or other investors.  MDB will be paid on its success in securing funding. Specifically, MDB will be paid  (i) a cash fee of 10% of the aggregate gross proceeds received by Integral from a sale of the Securities and (ii) warrants, with a term of five years in an amount equal to 10% of the Securities sold by the Company.  MDB will also be reimbursed by the Company for reasonable out-of-pocket expenses incurred in connection with the engagement.

In general, either party may terminate the Engagement Agreement on 30 business days’ written notice.  Integral may not terminate the Engagement Agreement during the first six months of the engagement, except that Integral is able to terminate the Engagement Agreement during the first 30 days of the engagement and in circumstances where MDB has acted with gross negligence or intentional misconduct.    The Engagement Agreement also contains customary provisions relating to covenants of the parties and indemnifications.
The foregoing summary is qualified in its entirety by reference to the text of the Engagement Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 9.01 Exhibits.

(d) Exhibits.

10.1	Engagement Letter, dated as of October 1, 2010, by and between Integral Technologies, Inc. and MDB Capital Group

99.1	Integral Technologies, Inc. Press Release, dated October 7, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL TECHNOLOGIES INC.

By:	/S/ WILLIAM S. ROBINSON
William A. Robinsonr
Chairman & CEO

Date: October 7, 2010

Exhibit Number	Desription

10.1	Engagement Letter, dated as of October 1, 2010, by and between Integral Technologies, Inc. and MDB Capital Group.

99.1	Integral Technologies, Inc. Press Release, dated October 7, 2010.